Newmont Provides Preliminary 2012 Operating Highlights and 2013 Outlook

DENVER, Jan. 22, 2013 /PRNewswire/ -- Newmont Mining Corporation (NYSE: NEM) ("Newmont" or the "Company") announced preliminary attributable gold and copper production and costs applicable to sales within the Company's 2012 outlook.

2012 and Fourth Quarter Preliminary Operating Highlights:

  Attributable gold and copper production of 5.0 million ounces and 143 million pounds, and 1.3 million ounces and 35 million pounds for 2012 and the fourth quarter, respectively;
  Attributable gold and copper sales of 4.9 million ounces and 145 million pounds, and 1.2 million ounces and 42 million pounds for 2012 and the fourth quarter, respectively;
  Average realized gold and copper price of approximately $1,661 per ounce and $3.43 per pound, and $1,700 per ounce and $3.22 per pound for 2012 and the fourth quarter, respectively;
  Consolidated costs applicable to sales ("CAS") for gold and copper of between $670 and $680 per ounce and $2.30 and $2.40 per pound, and of $700 and $715 per ounce and $2.60 and $2.70 per pound, for 2012 and the fourth quarter, respectively;
  First quarter gold price-linked dividend payable of $0.425 per share, subject to Board approval, a 21% increase over the prior year quarter;
  Approximately $100 million in Other Expense for the fourth quarter, including $15 million in Hope Bay care and maintenance expense and;
  G&A, Interest and Exploration expense were also within guidance, while Advanced Projects spending was approximately $100 million lower than original guidance.

"In 2013, we will focus on mining fundamentals – from technical competency to safety and social responsibility – to lay the groundwork for profitable growth and more robust cash flow generation," said Gary Goldberg, President and COO. Mr. Goldberg will become President and Chief Executive Officer for Newmont Mining Corporation, and join its Board of Directors on March 1, 2013.

"Our priority is to advance projects that deliver profitable production gains, including completing construction at Akyem and beginning production in late 2013, and advancing our stripping campaign at Batu Hijau to prepare for Phase 6 mining. We also intend to maintain our dividend policy as we complete our investment priorities in 2013," added Mr. Goldberg.

2012 Preliminary Operating Results

	Q4 2011 Attributable Production	Q3 2012 Attributable Production	Q4 2012 Attributable Production	2011 FY Attributable Production	2012 FY Attributable Production	% Change Q4 2012 vs	% Change Q4 2012 vs	% Change FY 2012 vs
Region	(Kozs, Mlbs)	(Kozs, Mlbs)	(Kozs, Mlbs)	(Kozs, Mlbs)	(Kozs, Mlbs)	Q4 2011	Q3 2012	FY 2011

Nevada [a]	523	457	478	1,741	1,748	-9%	5%	0%
La Herradura	56	51	48	212	212	-14%	-6%	0%
North America	579	508	526	1,953	1,960	-9%	4%	0%
Yanacocha	172	182	122	664	692	-29%	-33%	4%
La Zanja	15	14	13	64	53	-13%	-7%	-17%
South America	187	196	135	728	745	-28%	-31%	2%
Boddington	205	166	216	741	724	5%	30%	-2%
Other Australia/NZ	229	229	245	1,043	955	7%	7%	-8%
Batu Hijau	16	7	7	154	33	-56%	0%	-79%
Asia Pacific	450	402	468	1,938	1,712	4%	16%	-12%
Ahafo	88	131	123	566	561	40%	-6%	-1%
Africa	88	131	123	566	561	40%	-6%	-1%
Total Gold	1,304	1,237	1,252	5,185	4,978	-4%	1%	-4%
Boddington	22	16	19	69	67	-14%	19%	-3%
Batu Hijau	25	19	16	137	76	-36%	-16%	-45%
Total Copper	47	35	35	206	143	-26%	0%	-31%

	Q4 2011 Attributable Sales [b]	Q3 2012 Attributable Sales [b]	Q4 2012 Attributable Sales [b]	2011 FY Attributable Sales [b]	2012 FY Attributable Sales [b]	% Change Q4 2012 vs	% Change Q4 2012 vs	% Change FY 2012 vs
Region	(Kozs, Mlbs)	(Kozs, Mlbs)	(Kozs, Mlbs)	(Kozs, Mlbs)	(Kozs, Mlbs)	Q4 2011	Q3 2012	FY 2011

Nevada [a]	532	442	484	1,724	1,720	-9%	10%	0%
La Herradura	56	51	48	210	212	-14%	-6%	1%
North America	588	493	532	1,934	1,932	-10%	8%	0%
Yanacocha	175	182	123	652	681	-30%	-32%	4%
La Zanja	45	14	13	64	53	-71%	-7%	-17%
South America	220	196	136	716	734	-38%	-31%	3%
Boddington	187	167	204	688	711	9%	22%	3%
Other Australia/NZ	228	223	246	1,025	936	8%	10%	-9%
Batu Hijau	27	7	9	167	32	-67%	29%	-81%
Asia Pacific	442	397	459	1,880	1,679	4%	16%	-11%
Ahafo	95	123	105	559	527	11%	-15%	-6%
Africa	95	123	105	559	527	11%	-15%	-6%
Total Gold	1,345	1,209	1,232	5,089	4,872	-8%	2%	-4%
Boddington	19	17	19	58	66	0%	12%	14%
Batu Hijau	30	21	23	145	79	-23%	10%	-46%
Total Copper	49	38	42	203	145	-14%	11%	-29%

[a] Production and sales volumes do not include copper production from the Phoenix mine, which was approximately 26 million pounds in 2011 and 30 million pounds in 2012.  Phoenix copper production is accounted for as a by-product and its revenues, net of treatment and refining charges, are credited to Nevada costs applicable to sales as a by-product credit.

[b] Included in attributable sales are Newmont's non-consolidated equity interests in La Zanja and Duketon.

2013 Outlook

The Company also announced its outlook for 2013 production, costs and capital expenditures.

Attributable 2013 gold and copper production are expected to be approximately 4.8 to 5.1 million ounces and 150 to 170 million pounds, respectively, at costs applicable to sales of approximately $675 to $750 per ounce and $2.25 to $2.50 per pound, respectively. The Company also announced that it anticipates 2013 all-in sustaining costs to be between $1,100 and $1,200 per gold ounce of production (as defined on page 3).

The Company currently expects to invest approximately $2.1 to $2.3 billion in attributable capital expenditures in 2013, of which approximately 40% is allocated to development capital, including at the Akyem project (~$250 million), Ahafo Mill Expansion (~$150 million) the Conga project (~$150 million), and other expansion projects in Nevada (~$260 million) and at La Herradura (~$40 million), with the remaining 60% expected to be spent on sustaining capital.

Newmont's investment priorities include completing construction of Akyem in 2013, finishing the Phase 6 stripping campaign at Batu Hijau during 2013 and 2014, and identifying the best paths forward for Conga in Peru and Tanami in Australia. The Company expects capital expenditures to decrease from 2012 to 2013 by approximately 20%, as declining capital commitments for Conga, Akyem, and Tanami are partially offset by increasing development capital for the Ahafo Mill Expansion in Ghana as well as the Phoenix Copper Leach and Turf/Leeville Vent Shaft development in Nevada. Additional capital investment is also possible at the Merian project in Suriname in 2013 pending the outcome of further dialogue with the government and additional project evaluation.

2013 Attributable Production, Consolidated CAS and Capital Outlook
	Attributable Production	Consolidated CAS	Consolidated Capital	Attributable Capital
Region	(Kozs, Mlbs)	($/oz, $/lb) [b]	Expenditures ($M) [c]	Expenditures ($M)
Nevada [a]	1,700 - 1,800	$600 - $650	$600 - $650	$600 - $650
La Herradura	225 - 275	$650 - $700	$125 - $175	$125 - $175
North America	1,950 - 2,050	$600 - $650	$750 - $800	$750 - $800
Yanacocha	475 - 525	$600 - $650	$225 - $275	$100 - $150
La Zanja	40 - 50	-	-	-
Conga	-	-	$250 - $300	$125 - $175
South America	550 - 600	$600 - $650	$550 - $600	$250 - $300
Boddington	700 - 750	$850 - $950	$125 - $175	$125 - $175
Other Australia/NZ	925 - 975	$950 - $1,050	$225 - $275	$225 - $275
Batu Hijau, Indonesia [d]	20 - 30	$900 - $1,000	$75 - $125	$25 - $75
Asia Pacific	1,650 - 1,750	$900 - $1,000	$500 - $550	$425 - $475
Ahafo	525 - 575	$550 - $600	$375 - $425	$375 - $425
Akyem	50-100	$450 - $500	$225 - $275	$225 - $275
Africa	625 - 675	$525 - $575	$650 - $700	$650 - $700
Corporate/Other	-	-	$20 - $30	$20 - $30
Total Gold	4,800 - 5,100	$675 - $750	$2,400 - $2,600	$2,100 - $2,300
Boddington	70 - 80	$2.45 - $2.65	-	-
Batu Hijau	75 - 90	$2.20 - $2.40	-	-
Total Copper	150 - 170	$2.25 - $2.50

[a]Nevada CAS includes by-product credits from an estimated 30-40 million pounds of copper production at Phoenix, net of treatment and refining charges.

[b] 2013 Attributable CAS Outlook is $700 - $750 per ounce.

[c]Excludes capitalized interest of approximately $157 million.

[d] Assumes Batu Hijau economic interest of 44.56% for 2013, subject to final divestiture obligations.

2013 Expense Outlook
Description	Consolidated Expenses ($M)	Attributable Expenses ($M)
General & Administrative	$200 - $250	$200 - $250
DD&A	$1,050 - $1,100	$850 - $900
Exploration Expense	$250 - $300	$225 - $275
Advanced Projects & R&D	$350 - $400	$300 - $350
Other Expense	$200 - $250	$150 - $200
Sustaining Capital	$1,400 - $1,500	$1,200 - $1,300
Interest Expense	$200 - $250	$175 - $225
Tax Rate	30% - 32%	30% - 32%
All-in sustaining cost ($/ounce)[a,b,c]	$1,100 - $1,200	$1,100 - $1,200
Key Assumptions
Gold Price ($/ounce)	$1,500	$1,500
Copper Price ($/pound)	$3.50	$3.50
Oil Price ($/barrel)	$90	$90
AUD Exchange Rate	$1.00	$1.00

[a] All-in sustaining cost is a non-GAAP metric defined by the Company as the sum of costs applicable to sales, copper by-product credits, G&A, exploration expense, advanced projects and R&D, other expense, and sustaining capital.

[b]All-in sustaining cost per ounce is calculated by dividing all-in sustaining cost by the midpoint of estimated sales, less non-consolidated interests in La Zanja and Duketon and development ounces.

[c]The Company's methodology for calculating all-in sustaining costs was developed independently, and is subject to change due to a number of factors including the possible adoption of formal industry guidelines from the World Gold Council.

Conference Call Details

Newmont Mining Corporation will report Fourth Quarter and Year-End 2012 results after the market closes on Thursday, February 21st, 2013. A conference call will be held on Friday, February 22nd at 10:00 a.m. Eastern Time (8:00 a.m. Mountain Time); it will also be carried on the Company's website.

Conference Call Details
Dial-In Number	888.566.1822
Intl Dial-In Number	312.470.7116
Leader	John Seaberg
Passcode	Newmont
Replay Number	866-380-6745
Intl Replay Number	203-369-0348
Replay Passcode	2013

Webcast Details
URL	http://services.choruscall.com/links/newmont130222.html

The Fourth Quarter and Year-End 2012 results and related financial and statistical information will be available after the market close on Thursday, February 21, 2013 on the "Investor Relations" section of the Company's web site, www.newmont.com. Additionally, the conference call will be archived for a limited time on the Company's website.

Cautionary Statement Regarding 2012 Preliminary Operating Highlights

We caution you that, whether or not expressly stated, all measures of the Company's fourth quarter and 2012 financial results and condition contained in this news release, including production, sales, average realized price, costs applicable to sales and capital expenditures, are preliminary and reflect our expected 2012 results as of the date of this news release. Actual reported fourth quarter and 2012 results are subject to management's final review as well as audit by the Company's independent registered accounting firm and may vary significantly from those expectations because of a number of factors, including, without limitation, additional or revised information and changes in accounting standards or policies or in how those standards are applied. For a discussion of factors that may adversely affect our financial results and condition, see the Company's 2011 Annual Report on Form 10-K, filed on February 24, 2012, with the Securities and Exchange Commission ("SEC"), as well as the Company's other SEC filings, available on the SEC's website at www.sec.gov. The Company will provide additional discussion and analysis and other important information about its fourth quarter and 2012 financial results and condition when it reports actual results on February 21, 2013.

Cautionary Statement Regarding Forward Looking Statements, Including 2013 Outlook:

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Such forward-looking statements may include, without limitation: (i) estimates of future production and sales; (ii) estimates of future costs applicable to sales; (iii) estimates of future consolidated and attributable capital expenditures, CAS, and all-in sustaining cash cost; and (iv) expectations regarding the development, growth and exploration potential of the Company's projects. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company's projects being consistent with current expectations and mine plans; (iii) political developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain exchange rate assumptions for the Australian dollar to the U.S. dollar, as well as other the exchange rates being approximately consistent with current levels; (v) certain price assumptions for gold, copper and oil; (vi) prices for key supplies being approximately consistent with current levels; and (vii) the accuracy of our current mineral reserve and mineral resource estimates. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the "forward-looking statements". Such risks include, but are not limited to, gold and other metals price volatility, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, political and operational risks, community relations, conflict resolution and outcome of projects or oppositions and governmental regulation and judicial outcomes. For a more detailed discussion of such risks and other factors, see the Company's 2011 Annual Report on Form 10-K, filed on February 24, 2012, with the Securities and Exchange Commission, as well as the Company's other SEC filings. The Company does not undertake any obligation to release publicly revisions to any "forward-looking statement," including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued "forward-looking statement" constitutes a reaffirmation of that statement. Continued reliance on "forward-looking statements" is at investors' own risk.

CONTACT: Media, Omar Jabara, +1-303-837-5114, omar.jabara@newmont.com or Diane Reberger, +1-303-967-9455, diane.reberger@newmont.com, or Investors, John Seaberg, +1-303-837-5743, john.seaberg@newmont.com or Karli Anderson, +1-303-837-6049, karli.anderson@newmont.com